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                                                                EXHIBIT 10.3


                                     AS AMENDED THROUGH JANUARY 30, 2000



                                 VENATOR GROUP
                       ANNUAL INCENTIVE COMPENSATION PLAN
                               (SHORT-TERM PLAN)

         Effective as of February 1, 1983, the Board of Directors of Venator Group Specialty, Inc. adopted an Annual Incentive Compensation Plan (the "Prior Plan")for certain employees of Venator Group Specialty, Inc. Effective as of August 7, 1989, Venator Group, Inc. ("Venator Group") adopted the Prior Plan, as amended. For "Covered Employees" (as defined below), the Prior Plan was amended and restated effective as of January 1, 1994 (the "1994 Plan") and was approved by the shareholders at the 1994 annual meeting. For all other employees, the 1994 Plan was amended and restated effective January 1, 1994. For Covered Employees, the 1994 Plan was further amended and restated as of January 28, 1996 (the "1996 Plan"), and was approved by the shareholders at the 1996 annual meeting. For all other employees, the 1996 Plan was further amended and restated as of January 28, 1996. The Board of Directors further amended the 1996 Plan effective January 30, 2000 (the "Plan"), subject to shareholder approval at the 2000 annual meeting.

         The purposes of the Plan are:

                  (a) to reinforce corporate organizational and business development goals.

                  (b) to promote the achievement of year-to-year and long-range financial and other business objectives such as high quality of service and product, improved productivity and efficiencies for the benefit of our customers' satisfaction and to assure a reasonable return to Venator Group's shareholders.

                  (c) to reward the performance of officers and key employees in fulfilling their personal responsibilities for annual achievements.

                  (d) to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor section and the Treasury regulations promulgated thereunder ("Section 162(m) of the Code").

1.       DEFINITIONS.

         The following terms, as used herein, shall have the following meanings:

         (a) "Annual Base Salary" with respect to any Plan Year shall mean the total amount paid by Venator Group and its subsidiaries to a participant during such Plan Year without reduction for any amounts withheld pursuant to participation in a qualified







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                                                                EXHIBIT 10.3


"cafeteria plan" under Section 125 of the Code or in a cash or deferred arrangement under Section 401(k) of the Code. Annual Base Salary shall not include any amount paid or accruing to a participant under the Venator Group Long-Term Incentive Compensation Plan or any other incentive compensation or bonus payment or extraordinary remuneration, expense allowances, imputed income or any other amounts deemed to be indirect compensation, severance pay and any contributions made by Venator Group to this or any other plan maintained by Venator Group or any other amounts which, in the opinion of the Committee, are not considered to be Annual Base Salary for purposes of the Plan.

         (b)      "Board shall mean the Board of Directors of Venator Group.

         (c) "Committee" shall mean two or more members of the Compensation Committee of the Board, each of whom is an "outside director" within the meaning of Section 162(m) of the Code.

         (d) "Covered Employee" shall mean an officer or key employee of Venator Group who is designated as an executive officer for purposes of Rule 3b-7 of the Securities Exchange Act of 1934 for the relevant Plan Year.

         (e) "Individual Target Award" shall mean the targeted performance award for a Plan Year specified by the Committee as provided in Section 5 herein.

         (f) "Plan Year" shall mean Venator Group's fiscal year during which the Plan is in effect.


2.       ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Committee. No member of the Committee while serving as such shall be eligible for participation in the Plan. The Committee shall have exclusive and final authority in all determinations and decisions affecting the Plan and its participants. The Committee shall also have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) approving the designation of eligible participants; (ii) setting the performance criteria within the Plan guidelines; and (iii) certifying attainment of performance goals and other material terms. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting Venator Group or the financial statements of Venator Group, or in response to changes in applicable laws, regulations, or accounting principles; provided that the Committee shall have such authority with regard to the performance goals of Covered Employees solely to the extent permitted by Section 162(m) of the Code. To the extent any provision of the Plan creates impermissible discretion under Section 162(m) of the Code or would otherwise violate Section 162(m) of the Code with regard to the performance goals of Covered Employees, such provision shall have no force or effect.


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                                                                EXHIBIT 10.3


3.       PARTICIPATION.

         Participation in the Plan is limited to officers or key employees of Venator Group. Individual participants shall be those employees selected in the sole discretion of the Committee (in the case of Covered Employees) or its designee (in the case of all other officers and key employees). In determining the persons to whom awards shall be granted, the Committee shall take into account such factors as the Committee shall deem appropriate in connection with accomplishing the purposes of the Plan. The Committee may from time to time designate additional participants who satisfy the criteria for participation as set forth herein and shall determine when an officer or key employee of Venator Group ceases to be a participant in the Plan.

4.       RIGHT TO PAYMENT.

         Unless otherwise determined by the Committee in its sole discretion, a participant shall have no right to receive payment under this Plan unless the participant remains in the employ of Venator Group at all times during the applicable Plan Year, provided, however, that the Committee may, in its sole discretion, make an "Interim Payment" to any participant (other than a Covered Employee). Such Interim Payment shall be equal to the amount of the payment the participant would have received, pursuant to Sections 5 and 6 hereof, at the completion of the Plan Year during which such Interim Payment is made (the "Interim Year") and shall be the sum of: (a) the actual performance results achieved relative to the Plan's performance goals with respect to the period from the commencement of the Interim Year to the date of the Interim Payment, and (b) the performance results that would have been achieved had the Plan's budget goal been met for the balance of such Interim Year, multiplied by a fraction, the numerator of which is the number of completed months between the commencement of the Interim Year and the date of the Interim Payment and the denominator of which is 12. Following the close of the Interim Year, the Committee shall make a "Final Payment" to each participant who received an Interim Payment in an amount equal to the difference, if any, between the amount of the Interim Payment and the amount of the payment that would have been made pursuant to Sections 5 and 6 hereof, absent such Interim Payment.

5.       PAYMENT.

         (a) Payment under this Plan to a participant will be made in cash in an amount equal to the achieved percentage of such participant's Annual Base Salary as determined by the Committee for each Plan Year. Such percentage shall be based on the participant's achievement of his or her Individual Target Award. Except to the extent provided for in Section 4 hereof with respect to Interim Payments, payment shall be made only if and to the extent the performance goals with respect to the Plan Year are attained.

         (b) At the beginning of each Plan Year (or, with respect to Covered Employees, within the time period prescribed by Section 162(m) of the Code), the Committee shall establish all performance goals and the Individual Target Awards for such Plan Year and Venator Group shall inform each participant of the Committee's determination with respect to such participant for such Plan Year. Individual Target Awards shall be expressed as a percentage of such participant's Annual Base Salary. At the time the performance goals are







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                                                                EXHIBIT 10.3

established, the Committee shall prescribe a formula to determine the percentages of the Individual Target Award which may be payable based upon the degree of attainment of the performance goals during the Plan Year.

         (c) Notwithstanding anything to the contrary contained in this Plan, (1) the performance goals in respect of awards granted to participants who are Covered Employees, shall be based on one or more of the following criteria: (i) the attainment of certain target levels of, or percentage increase in, pre-tax profit; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax profits of Venator Group (or a subsidiary, division, or other operational unit of Venator Group); (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow of Venator Group (or a subsidiary, division, or other operational unit of Venator Group); (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, Venator Group's bank debt or other long-term or short-term public or private debt or other similar financial obligations of Venator Group, if any, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations of Venator Group (or a subsidiary, division or other operational unit of Venator Group); (vi) the attainment of certain target levels of, or a specified percentage increase in, revenues, net income, or earnings before (A) interest, (B) taxes, (C) depreciation and/or (D) amortization, of Venator Group (or a subsidiary, division, or other operational unit of Venator Group); (vii) the attainment of certain target levels of, or a specified increase in, return on invested capital or return on investment;
(viii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders' equity of Venator Group (or any subsidiary, division or other operational unit of Venator Group); and (ix) the attainment of a certain target level of, or reduction in, selling, general and administrative expense as a percentage of revenue of Venator Group (or any subsidiary, division or other operational unit of Venator Group) and (2) in no event shall payment in respect of an award granted for a performance period be made to a participant who is a Covered Employee as of the end of such Plan Year in an amount which exceeds $1.5 million. Subject to Section 2 of the Plan regarding certain adjustments, in connection with the establishment of the performance goals, the criteria listed above for Venator Group (or any subsidiary, division or other operational unit of Venator Group) shall be determined in accordance with generally accepted accounting principles consistently applied by Venator Group, but before consideration of payments to be made pursuant to this Plan and pursuant to the Venator Group Long-Term Incentive Compensation Plan.

6.       TIME OF PAYMENT.

         Subject to Section 4 hereof, all payments earned by participants under this Plan will be paid within a reasonable period after performance goal achievements for the Plan Year have been finalized, reviewed, approved, and to the extent required by Section 162(m) of the Code, certified by the Committee, except as may otherwise be agreed by a participant and Venator Group in a written agreement executed prior to the beginning of the fiscal year to which it relates in accordance with any deferred compensation program (a "Deferred Compensation Program") applicable to such participant. Venator Group's independent accountants shall examine as of the close of the Plan Year and communicate the results of






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                                                                EXHIBIT 10.3

such examination to the Committee as to the appropriateness of the proposed payments under the Plan. Any award deferred by a Covered Employee shall not increase (between the date on which the award is credited to any Deferred Compensation Program applicable to such Covered Employee and the payment date) by a measuring factor for each fiscal year greater than either (x) one hundred and twenty percent (120%) of the applicable federal long-term rate, compounded annually, and as set as of the first day of the calendar year; or (y) a hypothetical investment in such shares of Venator Group Common Stock, par value $0.01 per share (as determined under such Deferred Compensation Program), as irrevocably elected by the Covered Employee in the deferral agreement. The participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amounts under the terms of the applicable Deferred Compensation Program.

7.       MISCELLANEOUS PROVISIONS.

         (a) A participant's rights and interests under the Plan may not be sold, assigned, transferred, pledged or alienated.

         (b) In the case of a participant's death, payment, if any, under the Plan shall be made to his or her designated beneficiary, or in the event no beneficiary is designated or surviving, to the participant's estate.

         (c) Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Venator Group.

         (d) Venator Group shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to the Plan.

         (e) The Plan is designed and intended to comply with Section 162(m) of the Code with regard to awards made to Covered Employees, and all provisions hereof shall be limited, construed and interpreted in a manner so to comply.

         (f) The Board or the Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment which requires shareholder approval in order for the Plan to continue to comply with the exception for performance based compensation under
Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of the shareholders of Venator Group as determined under
Section 162(m) of the Code. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any participant, without such participant's consent, under the award theretofore granted under the Plan.




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